UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 17, 2015

EQUITY COMMONWEALTH

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 17, 2015, Equity Commonwealth (the “Company”) entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Delaware County Employees Retirement Fund (“DelCo”) and certain other named plaintiffs to resolve two previously disclosed actions by the plaintiffs individually and derivatively on behalf of the Company, as the nominal defendant, against certain of the Company’s former officers and trustees and the Company’s former external manager, Reit Management & Research, LLC.

As previously disclosed, in the first of the two proceedings, Delaware County Employees Retirement Fund v. Portnoy, Case No. 1:13-cv-10405-DJC (the “DelCo I Action”), the plaintiffs asserted claims against the defendants for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, breach of contract, gross mismanagement, waste of corporate assets, and abuse of control. In the second of the two proceedings, Delaware County Employees Retirement Fund v. Portnoy, Case No. 1:14-cv-10186-DJC (the “DelCo II Action”), the plaintiffs asserted several claims against the defendants for breach of fiduciary duty. The district court in the DelCo I Action granted a motion to compel arbitration and dismissed the DelCo I Action on June 23, 2014. The district court in the DelCo II Action granted a motion to stay the DelCo II Action pending the outcome of the investigation of the Company’s Special Litigation Committee and the defendants filed a demand for arbitration. The parties agreed to consolidate the arbitration for the DelCo I Action and the DelCo II Action (collectively, the “DelCo Actions”) into a single proceeding on June 9, 2014 and have now agreed to settle the claims.

The Settlement Agreement provides that the plaintiffs will dismiss with prejudice all of the claims and arbitration demands in the DelCo Actions with respect to the named plaintiffs only. The Company has agreed to pay $125,000 to the plaintiffs’ counsel for a portion of the costs and expenses incurred in connection with the DelCo I Action.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY COMMONWEALTH
	By:	/s/ Orrin S. Shifrin
	Name:	Orrin S. Shifrin
	Title:	Executive Vice President, General Counsel and Secretary

Date: July 17, 2015